Exhibit 99.1
National CineMedia, Inc. Reports Results for
Fiscal Fourth Quarter and Full Year 2023

Fourth quarter revenue per attendee reaches record high
Fourth quarter adjusted OIBDA significantly exceeds guidance
Announces $100 million share repurchase program

Centennial, CO - (BUSINESS WIRE)--Mar. 18, 2024--National CineMedia, Inc. (NASDAQ: NCMI) (“the Company” or “NCM”), the managing member of National CineMedia, LLC (“NCM LLC”), the operator of the largest cinema advertising platform in the U.S., today announced its results for the fourth quarter and full year 2023, ended December 28, 2023.
“In 2023, NCM successfully re-established the importance of cinema for best-in-class advertisers, with movies driving the cultural conversation and the box office reaching its highest point since 2019,” said Tom Lesinski, CEO of NCM. “We are very encouraged by our strong fourth quarter performance, which led to a 43% increase in active national advertisers and record revenue per attendee. This resulted in strong adjusted OIBDA, significantly exceeding our fourth quarter guide. Our confidence in the strength of NCM’s business model and cash flow generation is highlighted by our new $100 million share repurchase program. What remains clear is that the biggest brands continue to turn to NCM as a trusted and effective way to reach the millions of young, diverse moviegoers.”
Share Repurchase Program
NCM today announced that its board of directors approved a new share repurchase program authorizing the Company to repurchase up to $100 million of shares of the Company’s common stock through April 1, 2027. During the course of the program, NCM plans to use operating cash flow distributions from NCM LLC to opportunistically repurchase shares at prevailing market prices, while continuing to invest capital in growing its advertising network through strategic initiatives.
In determining the amount of capital to allocate to share repurchases, the Company will take into account, among other things, its historical and expected business performance, cash and liquidity position, economic and market conditions, ongoing strategic initiatives and the market price of the Company’s common stock. The timing, manner, price, and amount of any repurchases under the share repurchase program will be determined by the Company in its discretion. Repurchases under the Company’s share repurchase program may be made through open market transactions (including the use of SEC Rule 10b5-1 trading plans), privately negotiated transactions, accelerated share repurchases or other structured transactions, subject to market conditions and applicable legal requirements. The Company has no obligation to repurchase shares, and the share repurchase program may be modified, suspended, or discontinued at any time.
Q4 2023 NCM LLC Results1
In the fourth quarter of 2023, NCM LLC delivered total operating revenue of $90.9 million, approximately flat compared to $91.7 million in the fourth quarter of 2022. NCM LLC’s national advertising revenue increased to $71.9 million, up 2% compared to $70.4 million in the fourth quarter of 2022, driven by a 14.1% increase in utilization and offset by a 6% decrease in attendance. NCM LLC’s local and regional advertising revenue decreased to $16.2 million, down 5% compared to $17.1 million in the fourth quarter of 2022, driven by a decrease in contract size and activity in the government, electronics, and travel categories.
1 With respect to operating data, all activity during NCM LLC’s financial restructuring from April 11, 2023, to August 7, 2023, when NCM LLC was deconsolidated from NCM, Inc., represents activity and balances for NCM, Inc. standalone. All activity and balances prior to the deconsolidation of NCM LLC on April 11, 2023, and after the reconsolidation of NCM LLC on August 7, 2023, represent NCM, Inc. consolidated, inclusive of NCM LLC. The operating results for NCM LLC, which management believes better represent the Company's historical consolidated performance, are presented within the body of this release.

NCM LLC’s operating income for the fourth quarter of 2023 was $21.3 million compared to operating income of $28.1 million for the fourth quarter of 2022, driven by an increase in amortization expenses associated with NCM LLC’s intangible assets based upon the purchase price adjustments to NCM LLC’s intangible assets upon reconsolidation on August 7, 2023, as well as an increase in expenses incurred due to NCM LLC’s Chapter 11 Case and related appeals. NCM LLC’s fourth quarter 2023 adjusted OIBDA was $39.8 million compared to $42.1 million for the fourth quarter of 2022 and adjusted OIBDA margin contracted by 210 basis points to 43.8% compared to 45.9% in the fourth quarter of 2022. Please see the Non-GAAP Reconciliations section below for further information regarding adjusted OIBDA and adjusted OIBDA margin and non-GAAP reconciliations.
Q4 2023 Company Wide Results1
In the fourth quarter of 2023, NCM, Inc. delivered total revenue of $90.9 million, approximately flat compared to $91.7 million in the fourth quarter of 2022.
NCM, Inc.’s operating income for the fourth quarter of 2023 was $20.5 million compared to operating income of $28.1 million for the fourth quarter of 2022. NCM Inc. reported net income of $23.7 million, or net income per share of $0.24, compared to net income of $6.1 million, or a net income per share of $0.60 in the prior year, largely driven by an increase in amortization expenses associated with NCM LLC’s intangible assets based upon the purchase price adjustments to NCM LLC’s intangible assets upon reconsolidation on August 7, 2023, an increase in expenses incurred due to NCM LLC’s Chapter 11 Case and related appeals, as well as an increase in weighted average shares outstanding. This is offset by a decrease in interest expense due to the cancellation of historical debt after NCM LLC’s emergence from bankruptcy.
FY 2023 NCM LLC Results1
For fiscal year 2023, NCM LLC delivered total revenue of $259.8 million, up 4% compared to $249.2 million in fiscal year 2022. NCM LLC’s national advertising revenue increased to $190.1 million, up 2% compared to revenue of $187.2 million in fiscal year 2022, driven by a 9% increase in impressions sold and an 11% increase in network attendance compared to the prior year. NCM LLC’s local and regional advertising revenue increased to $51.1 million, up 18% compared to $43.5 million in fiscal year 2022, driven by a year-over-year increase in contract activity and average deal size within the government, healthcare, travel, and education service categories.
NCM LLC’s operating loss for fiscal year 2023 was $180.9 million compared to operating income of $6.9 million for fiscal year 2022. This loss was primarily related to the disposal of the intangible asset related to the Regal ESA. NCM LLC’s fiscal year 2023 adjusted OIBDA was $52.7 million compared to $57.3 million for fiscal year 2022 and adjusted OIBDA margin contracted by 270 basis points to 20.3% compared to 23.0% in fiscal year 2022.
FY 2023 Company Wide Results1
In fiscal year 2023, NCM, Inc. delivered total revenue of $165.2 million, down 34% compared to $249.2 million in fiscal year 2022. NCM, Inc.’s advertising revenue decreased to $155.1 million, down 38% compared to total revenue of $249.2 million in fiscal year 2022. This decrease was primarily due to the deconsolidation of NCM LLC for the period of April 11, 2023, through August 7, 2023, during NCM LLC’s Chapter 11 Case.
NCM, Inc.’s operating loss for fiscal year 2023 was $27.3 million compared to operating income of $6.9 million for fiscal year 2022. NCM, Inc. reported net income of $705.2 million, or net income per share of $14.34, compared to a net loss of $28.7 million, or a net loss per share of $3.50 in the prior year.
1Q 2024 Outlook
For the first quarter of 2024, NCM, Inc. expects to earn total revenue of $34.5 million to $35.5 million, compared to total revenue for the first quarter 2023 of $34.9 million, and adjusted OIBDA in the range of negative $7.5 million to $6.5 million, compared to adjusted OIBDA for the first quarter 2023 of negative $10.9 million.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts, and other interested parties on March 18, 2024, at 5:00 p.m. Eastern Time. The conference call can be accessed by dialing (877) 300-8521 or for international participants (412) 317-6026. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section.

The replay of the conference call will be available until midnight Eastern Time, April 3, 2024, by dialing (844) 512-2921 or for international participants (412) 317-6671, and conference ID 10187153. A replay of the audio webcast will also be available at www.ncm.com under the Investor Relations section.
About National CineMedia, Inc.
National CineMedia (NCM) is the largest cinema advertising platform in the US. With unparalleled reach and scale, NCM connects brands to sought-after young, diverse audiences through the power of movies and pop culture. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers' ability to measure and drive results. NCM’s Noovie® Show is presented exclusively in 45 leading national and regional theater circuits including the only three national chains, AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC). NCM’s cinema advertising platform consists of more than 18,400 screens in over 1,400 theaters in 190 Designated Market Areas® (all of the top 50). National CineMedia, Inc. (NASDAQ:NCMI) owns and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding the Company’s anticipated future financial performance and intentions with respect to its stock repurchase program. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie® show; 2) the availability and predictability of major motion pictures displayed in theaters, including as a result of strikes or other production delays in the entertainment industry; 3) increased competition for advertising expenditures; 4) inability to implement or achieve new revenue opportunities; 5) changes to the ESAs or network affiliate agreements and the relationships with NCM LLC’s ESA Parties and network affiliates, 6) failure to realize the anticipated benefits of the post-showtime inventory in our network; 7) technological changes and innovations; 8) economic conditions, including the level of expenditures on and perception of cinema advertising; 9) our ability to renew or replace expiring advertising and content contracts; 10) the ongoing effects of NCM LLC’s recent emergence from bankruptcy; 11) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; and 12) fluctuations in and timing of operating costs. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 28, 2023 and subsequent Quarterly Reports on Form 10-Q, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.
This press release contains references to Non-GAAP financial measures including Adjusted OIBDA (Operating Income Before Depreciation and Amortization expense, adjusted to exclude non-cash share-based payment costs, advisor fees related to abandoned financing transactions, impairment of long-lived assets, sales force reorganization costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case). A reconciliation of these measures is available in this press release and on the investor page of the Company’s website at www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Chan Park	Pam Workman
investors@ncm.com	press@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Revenue	$90.9	$91.7	$165.2	$249.2
OPERATING EXPENSES:
Advertising operating costs	15.7	7.9	30.7	27.2
Network costs	2.2	2.2	6.3	8.4
ESA theater access fees and revenue share	12.5	19.9	43.1	82.3
Selling and marketing costs	12.7	11.8	29.6	42.8
Administrative and other costs	16.7	14.1	57.3	44.3
Impairment of long-lived assets	—	—	—	5.8
Depreciation expense	1.0	1.4	3.1	6.5
Amortization expense	9.6	6.2	22.4	25.0
Total	70.4	63.6	192.5	242.3
OPERATING INCOME (LOSS)	20.5	28.1	(27.3)	6.9
NON-OPERATING EXPENSES:
Interest on borrowings	0.4	22.4	27.9	79.7
Loss (gain) on modification and retirement of debt, net	—	6.3	0.4	(5.9)
(Gain) loss on re-measurement of the payable under the tax receivable agreement	(3.4)	(1.8)	9.3	2.2
Gain on sale of asset	—	(2.2)	(0.3)	(2.2)
Gain on deconsolidation of affiliate	—	—	(557.7)	—
Gain on re-measurement of investment in NCM LLC	—	—	(35.5)	—
Gain on reconsolidation of NCM LLC	0.2	—	(167.8)	—
Other non-operating (income) expense	(0.4)	(0.4)	(0.3)	(0.7)
Total	(3.2)	18.0	(724.0)	73.1
INCOME (LOSS) BEFORE INCOME TAXES	23.7	10.1	696.7	(66.2)
Income tax expense	—	—	—	—
CONSOLIDATED NET INCOME (LOSS)	23.7	10.1	696.7	(66.2)
Less: Net income (loss) attributable to noncontrolling interests	—	4.0	(8.5)	(37.5)
NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$23.7	$6.1	$705.2	(28.7)

NET INCOME (LOSS) PER NCM, INC. COMMON SHARE
Basic	$0.24	$0.75	$14.73	$(3.50)
Diluted	$0.24	$0.60	$14.34	$(3.50)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	96,809,697	8,170,167	47,882,944	8,196,801
Diluted	96,905,454	17,004,280	48,574,583	8,196,801

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	December 28, 2023	December 29, 2022
Cash, cash equivalents, restricted cash and marketable securities	$37.6	$64.8
Receivables, net	$96.6	$92.0
Property and equipment, net	$15.8	$13.0
Total assets	$567.7	$792.4
Borrowings, gross	$10.0	$1,121.1
Total equity/(deficit)	$434.5	$(515.3)
Total liabilities and equity	$567.7	$792.4

NATIONAL CINEMEDIA, LLC.
Operating Data
Unaudited
($ in millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Revenue breakout:
National advertising revenue	$71.9	$70.4	$190.1	$187.1
Local and regional advertising revenue	16.2	17.1	51.1	43.5
ESA advertising revenue from beverage concessionaire agreements	2.8	4.2	18.6	18.6
Total advertising revenue	$90.9	$91.7	$259.8	$249.2

Other operating data:
Operating income (loss)	$21.3	$28.1	$(180.9)	$6.9
Adjusted OIBDA (1)	$39.8	$42.1	$52.7	$57.3
Adjusted OIBDA margin (1)	43.8%	45.9%	20.3%	23.0%

(1)	Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, LLC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.
Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude amortization of intangibles, non-cash share-based payment costs, executive transition costs, advisor fees related to abandoned financing transactions, impairment of long-lived assets, sales force reorganization costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case. Our management use this non-GAAP financial measure to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes this is an important supplemental measure of operating performance because it eliminates items that have less bearing on its operating performance and highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of this measure is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amounts of amortization of intangibles, non-cash share-based compensation programs, executive transition costs, advisor fees related to abandoned financing transactions, impairment of long-lived assets, sales force reorganization costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, interest rates, debt levels or income tax rates.
Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management use this non-GAAP financial measure to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes this is an important supplemental measure of operating performance because it eliminates items that have less bearing on its operating performance and highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of this measure is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amounts of amortization of intangibles, non-cash share-based compensation programs, executive transition costs, advisor fees related to abandoned financing transactions, impairment of long-lived assets, sales force reorganization costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, interest rates, debt levels or income tax rates.
A limitation of both of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in NCM LLC’s business. In addition, Adjusted OIBDA and Adjusted OIBDA margin have the limitation of not reflecting the effect of the Company’s depreciation, amortization of intangibles, non-cash share-based payment costs, executive transition costs, advisor fees related to abandoned financing transactions, impairments of long-lived assets, sales force reorganization costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding or Chapter 11 Case. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and operating margin is the most directly comparable GAAP financial measure to Adjusted OIBDA margin. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in NCM LLC’s debt agreement.
The Company has not provided a reconciliation of the forward-looking non-GAAP Adjusted OIBDA measure to forward-looking GAAP operating income due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, including the timing of revenue and charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant and are difficult to reasonably predict. Accordingly, a reconciliation of this non-GAAP measure is not available without unreasonable effort.

The following table reconciles operating loss to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Operating income (loss)	$21.3	$28.1	$(180.9)	$6.9
Depreciation expense	1.0	1.4	4.6	6.5
Amortization expense	9.5	6.3	29.8	25.0
Share-based compensation costs (1)	1.6	2.0	5.5	7.1
Advisor fees related to abandoned financing transactions	—	0.5	—	0.5
Impairment of long-lived assets (2)	(0.7)	—	8.9	5.8
Sales force reorganization costs (3)	—	—	—	0.4
Loss on termination of Regal ESA (4)	—	—	125.6	—
Fees and expenses related to the Cineworld Proceeding and Chapter 11 Case included within Operating Income (5)	7.1	3.8	59.2	5.1
Adjusted OIBDA	$39.8	$42.1	$52.7	$57.3
Total revenue	$90.9	$91.7	$259.8	$249.2
Adjusted OIBDA margin	43.8%	45.9%	20.3%	23.0%

Adjusted OIBDA	$39.8	$42.1	$52.7	$57.3
Integration and encumbered theater payments	5.2	3.8	7.2	5.4
Adjusted OIBDA after integration and encumbered theater payments	$45.0	$45.9	$59.9	$62.7

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in NCM LLC’s unaudited Condensed Consolidated Financial Statements.

	Quarter Ended		Year Ended
	December 28, 2023	December 29, 2022	December 28, 2023	December 29, 2022
Share-based compensation costs included in network costs	$0.1	$0.2	$0.5	$0.7
Share-based compensation costs included in selling and marketing costs	0.3	0.5	1.1	1.7
Share-based compensation costs included in administrative and other costs	1.2	1.3	3.9	4.7
Total share-based compensation costs	$1.6	$2.0	$5.5	$7.1

(2)	The impairment of long-lived assets primarily relates to the write down of certain internally developed software no longer in use or acquired.
(3)	Sales force reorganization costs represents redundancy costs associated with changes to NCM LLC’s sales force implemented during the first quarter of 2022.
(4)
The net impact of Regal’s termination of the Regal ESA resulting from the disposal of the intangible asset partially offset by the surrender of Regal’s ownership in the Company and the forgiveness of prepetition claims.

(5)
Advisor and legal fees and expenses incurred in connection with the Company’s involvement in the Cineworld Proceeding and Chapter 11 Case during the year ended December 28, 2023, as well as retention related expenses and retainers to the members of the special and restructuring committees of the Company’s Board of Directors.